CUSIP Number 62541B101

EXHIBIT 99.3

[LETTERHEAD OF WBL CORPORATION LIMITED]

To:	The Board of Directors
Multi-Fineline Electronix, Inc.
3140 East Coronado Street
Suite A, Anaheim, California 92806

The Board of Directors
MFS Technology Ltd
22 Tuas Avenue 8
Singapore 639237

March 29, 2006

Ladies and Gentlemen,

LETTER OF UNDERTAKING

1.	Definitions. For purposes of this Letter of Undertaking (this “Letter”), capitalized terms that are not otherwise defined shall have their respective meanings set forth below:

1.1.	The terms “Beneficial Ownership,” “Beneficially Owns” or any derivative thereof, when used in reference to any shares of common stock of M-Flex or ordinary shares of MFS, shall mean the power, directly or indirectly through one or more subsidiaries or nominees (as the case may be), to vote such shares at an ordinary or special or extraordinary general meeting of shareholders, in person or by proxy or representative or by written consent or otherwise, or to dispose of the economic ownership interest of such shares. For the avoidance of doubt, WBL shall be deemed to Beneficially Own all shares that are Beneficially Owned by a subsidiary of WBL.

1.2.	The term “Competing Transaction” shall mean any action, proposal, agreement or transaction, including, but not limited to, any competing offer or transaction, the purpose or effect of which would be to prevent, delay, postpone or materially and adversely affect the Proposed Transaction (as defined in paragraph 2.2 below) and/or any matters related to or in connection therewith.

1.3.	The term “M-Flex” shall mean Multi-Fineline Electronix, Inc., a Delaware corporation with its principal place of business located at 3140 East Coronado Street, Suite A, Anaheim, California 92806.

1.4.	The term “M-Flex Controlled Shares” means the shares of common stock of M-Flex that are Beneficially Owned by WBL from time to time.

CUSIP Number 62541B101

1.5.	The term “MFS” shall mean MFS Technology Ltd, a Singapore company with its principal address located at 22 Tuas Avenue 8, Singapore 639237.

1.6.	The term “MFS Controlled Shares” means the ordinary shares of MFS that are Beneficially Owned by WBL from time to time and any other shares in MFS that are entered against the name of WBL or any of its subsidiaries in the Depositary Register (as defined in Section 130A of the Singapore Companies Act) or in the register of members of MFS, whichever is applicable.

1.7.	The term “Parties” shall mean, collectively, WBL, M-Flex and MFS.

1.8.	The term “Subsidiary” shall have the meaning ascribed to it in Section 5 of the Companies Act (Chapter 50) of Singapore, and the term “subsidiaries” shall mean any one of them.

1.9.	The term “Termination Date” shall mean the earliest to occur of the following events:

1.9.1.	WBL (or any of its subsidiaries, if applicable) fails to obtain its or its subsidiaries’ shareholders’ approval(s), if required, for the Proposed Transaction to be implemented or effected (and such failure is not a result of a default by WBL of its obligations hereunder);

1.9.2.	M-Flex makes a public announcement that, or otherwise notifies MFS in writing that, it does not intend to proceed with the Proposed Transaction;

1.9.3.	the withdrawal or lapsing of the voluntary general offer as further described in paragraph 4.1.1 below;

1.9.4.	the date on which WBL tenders or accepts the voluntary general offer made by M-Flex as described in paragraph 4.1.1 below;

1.9.5.	the closing of the Proposed Transaction; or

1.9.6.	the closing of the Proposed Transaction has not occurred by 31 December 31, 2006.

1.10.	The term “WBL” shall mean WBL Corporation Limited, a Singapore company with its principal address located at 65 Chulia Street #31-00, OCBC Centre, Singapore 049513.

2.	Background.

2.1.	WBL, as at the date hereof, Beneficially Owns (i) a majority of the outstanding ordinary shares of MFS and (ii) a majority of the outstanding common stock of M-Flex.

CUSIP Number 62541B101

2.2.	WBL understands that M-Flex has agreed to acquire, through a voluntary general offer conducted in accordance with the Singapore Code on Take-Overs and Mergers, the rules of the Singapore Exchange Securities Trading Limited and the U.S. Securities and Exchange Commission, as applicable, not less than 64.7% of the outstanding ordinary shares of MFS at a consideration per share equal to, in the alternative (to be determined at the election of each tendering shareholder) (i) S$1.15 per share if M-Flex receives valid acceptances in respect of less than 90% of the MFS Shares (other than those already held by M-Flex, its related corporations or their respective nominees as at the date of the voluntary general offer) or, as the case may be, (ii) S$1.20 per share if M-Flex receives valid acceptances in respect of not less than 90% of the MFS shares (other than those already held by M-Flex, its related corporations or their respective nominees as at the date of the voluntary general offer). As an alternative to cash, each holder of MFS Shares also will be offered the opportunity to receive 0.0145 new shares of M-Flex Common Stock (the “M-Flex Common Stock”) for each outstanding MFS Share tendered (the foregoing described transaction, the “Proposed Transaction”).

2.3.	The Parties understand and agree that, as a pre-condition to effecting the Proposed Transaction, the approval of the shareholders of WBL and/or one or more of its subsidiaries or nominees may be required to be obtained by WBL and/or its relevant subsidiaries or nominees (as the case may be) pursuant to the provisions of the Singapore Companies Act, the Singapore Exchange Securities Trading Limited or otherwise may be required.

3.	Shareholder Approval Undertakings.

3.1.	In the event that WBL determines that approval of its shareholders is required in order to implement or effect the Proposed Transaction, WBL hereby irrevocably undertakes that it shall promptly take all required action to seek the approval of its shareholders to the Proposed Transaction, including, without limitation, convening a shareholders’ meeting as soon as practicable to seek its shareholders’ approval for the Proposed Transaction and for all other matters related to or in connection therewith.

4.	General Undertaking to Support Proposed Transaction.

4.1.	Subject to obtaining its shareholders’ approvals (if required), as contemplated by paragraph 3 above, WBL irrevocably agrees and undertakes that it shall, and shall cause each of its subsidiaries or nominees, to take each of the following actions, to the extent allowed under applicable laws and regulations:

4.1.1.	to tender the MFS Controlled Shares to M-Flex pursuant to a voluntary general offer made by M-Flex (i.e., accept the offer in respect of the MFS Controlled Shares) on the terms set forth in the Proposed Transaction and to elect to receive, as consideration for such tender, shares of M-Flex in accordance with the terms of the Proposed Transaction in lieu of cash (in connection with such tender, WBL agrees to hold harmless M-Flex and its officers, directors and subsidiaries, against any potential tax liability WBL or its subsidiaries (other than M-Flex and M-Flex’s subsidiaries) may incur in connection with such tender); and

CUSIP Number 62541B101

4.1.2.	appear at any meeting of the stockholders of M-Flex (in person or by proxy) to cause the M-Flex Controlled Shares to be counted as present thereat for purposes of establishing a quorum; and shall vote (or cause to be voted) all M-Flex Controlled Shares (i) in favor of and to approve the Proposed Transaction and all such matters related to or in connection therewith and otherwise in such manner as may be necessary to implement or effect the Proposed Transaction; and (ii) against any Competing Transaction. In connection herewith, WBL shall, and shall cause each of its subsidiaries to, deliver, within two (2) business days of the request of the Special Committee of the Board of Directors of M-Flex, an irrevocable proxy in a form to be agreed by WBL and M-Flex, with respect to all M-Flex Controlled Shares, and hereby irrevocably appoints Philip A. Harding, with full power of substitution, as its attorney, agent and proxy to vote or consent (or cause to be voted or consented) all such M-Flex Controlled Shares in favor of the Proposed Transaction and in favor of all such matters related to or in connection therewith and otherwise in such manner as may be necessary to implement or effect the Proposed Transaction at any special or general meeting of the stockholders of M-Flex held to obtain such approval. WBL acknowledges that the proxy to be executed and delivered by it and the proxy granted hereby, shall be coupled with an interest, shall constitute, among other things, an inducement for M-Flex to enter into the Proposed Transaction, shall be irrevocable and binding on any successor in interest of WBL and shall not be terminated by operation of law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any of the M-Flex Controlled Shares heretofore granted by the Stockholder.

5.	Additional Undertakings.

5.1.	WBL hereby agrees and undertakes that from the date of this Letter, except as contemplated by this Letter and the terms of the Proposed Transaction, it shall not, and shall cause each of its subsidiaries, not to:

5.1.1.	sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any liens of any nature whatsoever with respect to, any of its interests in the MFS Controlled Shares or the M-Flex Controlled Shares (or agree or consent to, or offer to do, any of the foregoing);

5.1.2.	take any action that would have the effect of preventing or adversely affecting it from performing its obligations hereunder; or

5.1.3.	directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

5.2.	WBL hereby agrees and undertakes that from the date of this Letter it shall not sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting

CUSIP Number 62541B101

trust or enter into a voting arrangement or agreement, or create or permit to exist any liens of any nature whatsoever with respect to, any of its interests in any subsidiary that Beneficially Owns any of the MFS Controlled Shares or the M-Flex Controlled Shares (or agree or consent to, or offer to do, any of the foregoing).

5.3.	WBL undertakes to do, and to cause each of its subsidiaries, to do, all such acts and things and to execute all such documents as may be required to give full effect to the undertakings contained in this Letter.

5.4.	Representations and Warranties of WBL

WBL hereby represents and warrants to M-Flex and MFS as follows:

5.4.1.	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Letter do not and will not violate or exceed any power or restriction granted or imposed by (i) any law, regulation, authorization, directive or order (whether or not being the force of law) to which it is subject or (ii) any agreement to which it is a party or which is binding on it or its assets; and

5.4.2.	as at the date hereof, WBL is (i) the Beneficial Owner of the MFS Controlled Shares (which comprise 364,506,000 ordinary shares of MFS),, (ii) the beneficial holder of 61% of the outstanding common stock of M-Flex, and such shares in MFS and M-Flex (as the case may be) are now and at all times during the term hereof be, all the securities in MFS and M-Flex (as the case may be) owned either of record or beneficially by WBL.

5.5.	WBL acknowledges and accepts that no representation or warranty is given by M-Flex or MFS or their respective directors, officers, employees, investment bankers, financial advisors, legal advisors, accountants and other representatives in relation to, or in connection with the merits or otherwise of the Proposed Transaction or the timing thereof. WBL further acknowledge that neither M-Flex nor MFS is obliged to proceed with the Proposed Transaction.

6.	Lapsing of Undertakings.

6.1.	This Letter shall come into force and be binding upon WBL from the date hereof.

6.2.	The undertakings of WBL set out in paragraphs 3, 4 and 5 above shall lapse on the Termination Date.

7.	Governing Law. This Letter is governed by, and shall be construed in accordance with, Singapore law, and WBL agrees to submit to the non-exclusive jurisdiction of the courts of Singapore; provided, however, that the obligations of WBL set forth in paragraph 4.1.2 above shall be governed by the laws of the state of Delaware, U.S.A., and WBL agrees to submit to the exclusive jurisdiction of the courts of Delaware with respect to any controversy with respect thereto.

CUSIP Number 62541B101

8.	Third Party Rights.

A person who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Letter.

Dated this 29th day of March, 2006

/s/ TAN CHOON SENG	) ) )

Signed by Tan Choon Seng

for and on behalf of

WBL Corporation Limited

In the presence of Jane Lim:-